Exhibit 10.2

March 1, 2021

Vector Acquisition Corporation

One Market Street
Steuart Tower, 23rd Floor

San Francisco, CA 94105

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Vector Acquisition Corporation, a Cayman Islands exempted company (which will domesticate as a Delaware corporation prior to the Closing) (“Parent”), Rocket Lab USA, Inc., a Delaware corporation (the “Company”), and Prestige USA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of the Company (“Merger Sub”).

This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent and Vector Acquisition Partners, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Sponsor hereby agree as follows:

1.	Sponsor hereby agrees to vote at any meeting of the shareholders of Parent, and in any action by written resolution of the shareholders of Parent, all of such Parent Class B Ordinary Shares (together with any other equity securities of Parent that Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof) in favor of the Domestication. Sponsor hereby agrees to vote at any meeting of the stockholders of Parent, and in any action by written resolution of the stockholders of Parent, all of such Delaware Parent Common Stock received by Sponsor in connection with the Domestication in favor of each of the other Parent Stockholder Matters.

2.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in the Merger Agreement and subject to the terms of the Merger Agreement, effective immediately prior to and conditioned upon the Closing, Sponsor hereby waives any and all rights it has or will have to adjustment or other anti-dilution protection with respect to the rate that the Parent Class B Ordinary Shares held by Sponsor convert into Parent Class A Ordinary Shares, including under Articles 14 through 18 of Parent’s Second Amended and Restated Articles of Association, dated September 24, 2020, to receive more than one Parent Class A Ordinary Share upon automatic conversion of Parent Class B Ordinary Shares in connection with the Transactions, it being understood and agreed that, subject to the terms of the Merger Agreement, all Parent Class B Ordinary Shares shall convert into Parent Class A Ordinary Shares on a one-for-one basis and that this provision shall apply, mutatis mutandis, to any shares of Delaware Parent Common Stock received in the Domestication (the “Parent Ordinary Shares”).

3.	Except for this Letter Agreement or as described in the Merger Agreement or Parent’s prospectus dated September 24, 2020 and filed on September 28, 2020, from and after the date of this Agreement and until the Termination Date (as defined below), prior to the receipt of the Requisite Parent Stockholder Approval, Sponsor agrees not to (i) enter into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock), (ii) grant any proxy, consent or power of attorney with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock), (iii) enter into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement or (iv) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Parent Ordinary Shares or other equity securities of Parent owned by Sponsor (including any Delaware Parent Common Stock) or otherwise agree to do any of the foregoing (each, a “Transfer”); provided, however, that the foregoing shall not apply to any Transfer (A) to Parent’s officers or directors, any affiliates or family member of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer. In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 4, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 4, under and direct Parent’s transfer agent not to process any attempts by Sponsor to Transfer any Parent Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 4, except in compliance with this Section 4. For the avoidance of doubt, the obligations of Parent under this Section 4 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Parent Class A Ordinary Shares or other equity securities of Parent (including any Delaware Parent Common Stock) subject to this Section 4.

4.	Sponsor hereby represents and warrants to Parent as follows:

(a) As of the date hereof, it holds 7,950,000 of the issued and outstanding Parent Class B Ordinary Shares.

(b) Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception.

(c) The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Ordinary Shares owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Letter Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Except for this Letter Agreement or as described in Parent’s prospectus dated September 24, 2020 and filed on September 28, 2020, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Parent Ordinary Shares or other equity securities of Parent owned by Sponsor or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Letter Agreement.

(g) Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Letter Agreement.

5.	Sponsor hereby agrees to be bound by and subject to (i) Section 7.8 (Confidentiality; Communications Plan; Access to Information) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement as if Sponsor were a party thereto, and (ii) Section 7.2 (Parent No Solicitation) of the Merger Agreement to the same extent as such provisions apply to Parent as if Sponsor were a party thereto.

6.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and, solely in the event that there is a breach hereof by Sponsor that prevents the consummation of the transactions contemplated by the Merger Agreement, shall be entitled to enforce the provisions hereof as if it was a party hereto.

7.	This Letter Agreement, together with the Merger Agreement to the extent referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

8.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

9.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 10.1 (No Survival), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.12 (Amendment) and 11.13 (Extension; Waiver) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

10.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Parent being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor being sent to:

Vector Acquisition Partners, L.P.

One Market Street

Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention:   Alex Slusky

E-mail:         alex@vectorcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:   Debbie Yee, P.C.

                    Sean T. Wheeler, P.C.

                    Travis J. Distaso

E-mail:        debbie.yee@kirkland.com

                    sean.wheeler@kirkland.com

                    travis.distaso@kirkland.com

11.	This Letter Agreement shall immediately and automatically terminate, and have no further force and effect, upon the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 11 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Actual Fraud, which liability shall survive any termination of this Agreement. For purposes of this Section 11, “willful breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Letter Agreement.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

Vector Acquisition Partners, L.P.

By: Vector Capital Partners V, L.P., its General Partner

By: Vector Capital Partners V, Ltd., its General Partner

By:	/s/ David Baylor
Name:	David Baylor
Title:	Officer

Acknowledged and agreed as of the date of this Letter Agreement:

Vector Acquisition Corporation

By:	/s/ David Baylor
Name:	David Baylor
Title:	Chief Financial Officer

Signature Page to Sponsor Agreement